Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally Goff	Kathleen Buczko
Chief Executive Officer	Chief Financial Officer	NMC Partners
(714) 688-7200	(714) 688-7200	Investor/Analyst Information
(562) 366-1552

DDi Corp. Announces Second Quarter 2007 Results

ANAHEIM, Calif., August 1, 2007 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced PCB engineering and manufacturing services, today reported financial results for its second quarter ended June 30, 2007.

Second Quarter Results

The Company reported second quarter 2007 net sales of $49.1 million, adjusted EBITDA of $7.1 million, and net income of $2.0 million.

Second quarter 2007 net sales of $49.1 million increased 13 percent sequentially from the first quarter 2007 net sales of $43.4 million, and increased 12 percent over PCB sales of $43.7 million in the second quarter of 2006. Second quarter 2007 total net sales decreased 6 percent over the same period in 2006 of $52.5 million which included the assembly business of approximately $8.8 million in sales.

Gross margin as a percentage of net sales increased to 22.9 percent for the second quarter of 2007 from 18.4 percent in the first quarter of 2007. Gross margin also increased from the prior year second quarter of 19.2 percent of total net sales and 21.3 percent of PCB sales.

Mikel Williams, Chief Executive Officer of DDi Corp., stated, “I am very pleased with our second quarter’s operating performance as well as the financial results for the period. During the quarter, we registered solid gains in meeting customer demand and loaded our facilities with a better mix of work, which along with improved manufacturing performance and tight cost controls, resulted in our best quarter’s performance in years.”

Total sales and marketing expenses for the second quarter of 2007 were $3.3 million, or 6.8 percent of net sales, compared on a sequential basis to $3.1 million, or 7.2 percent of net sales, for the first quarter of 2007, and were down from the prior year second quarter of $4.0 million, or 7.7 percent of net sales. The decrease in dollars spent from the prior year second quarter is primarily due to the elimination of sales and marketing costs associated with the assembly business sold in September 2006.

DDi Corp. Second Quarter 2007 Earnings Results

Total general and administrative expenses for the second quarter of 2007 were $3.9 million, or 7.9 percent of net sales, slightly higher on a sequential basis compared to $3.8 million, or 8.8 percent of net sales, for the first quarter of 2007, primarily due to higher management incentives partially offset by lower audit costs in the second quarter compared to the first quarter. Compared to the prior year second quarter, general and administrative expenses increased from $3.4 million, or 6.4 percent of net sales, primarily due to higher non-cash compensation expense and management incentives in 2007 compared to 2006.

The Company reported net income applicable to common stockholders of $2.0 million, or $0.09 per fully diluted share, for the second quarter of 2007, a sequential increase from a net loss applicable to common stockholders of $1.0 million, or $0.04 loss per share, in the first quarter of 2007, and an improvement over the net loss applicable to common stockholders from the second quarter of 2006 of $4.0 million, or $0.22 loss per share.

Adjusted EBITDA for the second quarter was $7.1 million, a 78% increase from the $4.0 million of adjusted EBITDA for the first quarter of 2007 and a 27% increase from adjusted EBITDA in the second quarter of 2006 of $5.5 million. A reconciliation of this non-GAAP measure is provided after the GAAP financial statements below.

The Company made capital expenditures in the three and six months ended June 30, 2007 of $2.0 million and $3.7 million, respectively.

As of June 30, 2007, the Company had total cash and cash equivalents of $18.0 million and no borrowings outstanding under its revolving credit facility, which had a borrowing capacity of approximately $17.6 million.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2007 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through August 8, 2007 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 94921249. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

###

DDi Corp. Second Quarter 2007 Earnings Results

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company's ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. Second Quarter 2007 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Jun. 30, 2007	Qtr. Ended Jun. 30, 2006	Qtr. Ended Mar. 31, 2007
Net sales	$49,133	$52,511	$43,447

Cost of goods sold	37,867	42,450	35,457

Gross profit	11,266	10,061	7,990
	22.9%	19.2%	18.4%

Operating expenses:
Sales and marketing	3,328	4,033	3,124
General and administrative	3,892	3,363	3,811
Amortization of intangible assets	1,339	1,149	1,340
Restructuring and other related charges	132	475	77
Litigation reserve	—	1,727	—

Operating income (loss)	2,575	(686)	(362)

Interest and other expense, net	233	255	333

Income (loss) before income taxes	2,342	(941)	(695)

Income tax expense	384	1,209	296

Net income (loss)	$1,958	$(2,150)	$(991)

Less: Series B preferred stock dividends and accretion	—	(1,800)	—

Net income (loss) applicable to common stockholders	$1,958	$(3,950)	$(991)

Net income (loss) per share applicable to common stockholders – basic	$0.09	$(0.22)	$(0.04)
Net income (loss) per share applicable to common stockholders – diluted	$0.09	$(0.22)	$(0.04)

Weighted-average shares used in per share computations – basic	22,613	18,308	22,594
Weighted-average shares used in per share computations – diluted	22,655	18,308	22,594

DDi Corp. Second Quarter 2007 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	6 Months Ended June 30, 2007	6 Months Ended June 30, 2006
Net sales	$92,580	$103,464

Cost of goods sold	73,324	83,113

Gross profit	19,256	20,351
	20.8%	19.7%

Operating expenses:
Sales and marketing	6,452	8,289
General and administrative	7,703	7,256
Amortization of intangible assets	2,679	2,299
Restructuring and other related charges	209	872
Litigation reserve	—	1,727

Operating income (loss)	2,213	(92)

Interest and other expense, net	566	804

Income (loss) before income taxes	1,647	(896)

Income tax expense	680	1,757

Net income (loss)	$967	$(2,653)

Less: Series B preferred stock dividends and accretion	—	(3,600)

Net income (loss) applicable to common stockholders	$967	$(6,253)

Net income (loss) per share applicable to common stockholders – basic	$0.04	$(0.34)
Net income (loss) per share applicable to common stockholders – diluted	$0.04	$(0.34)

Weighted-average shares used in per share computations – basic	22,604	18,293
Weighted-average shares used in per share computations – diluted	22,650	18,293

DDi Corp. Second Quarter 2007 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$17,978	$15,920
Accounts receivable, net	26,074	24,593
Inventories	14,515	14,559
Prepaid expenses and other	1,394	1,146

Total current assets	59,961	56,218
Property, plant and equipment, net	30,261	31,162
Goodwill and intangible assets, net	49,017	51,696
Other assets	575	535

Total assets	$139,814	$139,611

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	11,342	12,884
Accrued expenses and other current liabilities	11,722	12,104

Total current liabilities	23,064	24,988
Other long-term liabilities	4,741	5,056

Total liabilities	27,805	30,044

Stockholders' equity:
Common stock and additional paid-in-capital	241,765	240,379
Accumulated other comprehensive income	357	268
Accumulated deficit	(130,113)	(131,080)

Total stockholders' equity	112,009	109,567

Total liabilities and stockholders' equity	$139,814	$139,611

DDi Corp. Second Quarter 2007 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Jun. 30, 2007	Qtr. Ended Jun. 30, 2006	Qtr. Ended Mar. 31, 2007
Adjusted EBITDA:
GAAP net income (loss) applicable to common stockholders	$1,958	$(3,950)	$(991)
Add back:
Interest and other expense, net	233	255	333
Income tax expense	384	1,209	296
Depreciation	2,415	2,454	2,362
Amortization of intangible assets	1,339	1,149	1,340
Non-cash compensation	598	424	552
Litigation reserve	—	1,727	—
Restructuring and other related charges	132	475	77
Series B Preferred Stock dividends and accretion	—	1,800	—

Adjusted EBITDA **	$7,059	$5,543	$3,969

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and if applicable, litigation reserves, restructuring and other related charges, and Series B dividends and accretion.

	6 Months Ended Jun. 30, 2007	6 Months Ended Jun. 30, 2006
Adjusted EBITDA:
GAAP net income (loss) applicable to common shareholders	$967	$(6,253)
Add back:
Interest and other expense, net	566	804
Income tax expense	680	1,757
Depreciation	4,777	5,140
Amortization of intangible assets	2,679	2,299
Non-cash compensation	1,150	667
Officer’s severance	—	240
Restructuring and other related charges	209	872
Litigation reserve	—	1,727
Series B Preferred Stock dividends and accretion	—	3,600

Adjusted EBITDA **	$11,028	$10,853

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and if applicable, officer’s severance, litigation reserves, restructuring and other related charges, and Series B dividends and accretion.